Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

For release at 8 a.m. EST

Rayonier Reports Fourth Quarter 2010 Results

JACKSONVILLE, Fla., January 25, 2011 - Rayonier (NYSE:RYN) today reported fourth quarter net income of $59 million, or 72 cents per share, compared to $98 million, or $1.21 per share, in the prior year period. Full year net income was $218 million, or $2.68 per share, compared to $313 million, or $3.91 per share, in 2009.
Excluding the special items shown below, fourth quarter pro forma net income of $35 million, or 43 cents per share, was comparable to the prior year's pro forma net income of $33 million, or 42 cents per share. Full year pro forma results of $182 million, or $2.24 per share, increased from $120 million, or $1.50 per share, in 2009.

(millions of dollars, except earnings per share (EPS))	Fourth Qtr. 2010		Fourth Qtr. 2009
	$	EPS	$	EPS
Net Income	$59	$0.72	$98	$1.21
Less:
Cellulosic Biofuel Producer Credit[1]	(24)	(0.29)	—	—
Alternative Fuel Mixture Credit[2]	—	—	(65)	(0.79)
Pro Forma Net Income	$35	$0.43	$33	$0.42

	Full Year 2010		Full Year 2009
	$	EPS	$	EPS
Net Income	$218	$2.68	$313	$3.91
Less:
Cellulosic Biofuel Producer Credit[1]	(24)	(0.30)	—	—
Gain on sale of a portion of NZ JV3	(12)	(0.14)	—	—
Alternative Fuel Mixture Credit[2]	—	—	(193)	(2.41)
Pro Forma Net Income	$182	$2.24	$120	$1.50

Cash provided by operating activities was $495 million for 2010 compared to $307 million in 2009. Cash available for distribution4 (CAD) was $384 million compared to $233 million in 2009. (See Schedule D for more details.)

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

“We executed well in 2010, increasing our pro forma EPS from $1.50 to $2.24 per share, a 49 percent increase,” said Lee M. Thomas, Chairman and CEO. “In Timber, we aligned our harvest to take advantage of stronger export and stumpage markets while holding off volume in less attractive markets, allowing our inventory value to build. In Performance Fibers, we had another record year driven by strong demand for our high purity cellulose specialties products and improved pricing for absorbent materials.”

“Our decision to increase the December dividend by 8 percent to $0.54 per share reflects our strong operating cash flow and confidence in the future. This was our fifth dividend increase in seven years,” Thomas concluded.

Timber
Fourth quarter sales of $34 million were $1 million below the prior year period, while operating income was $7 million for both periods. Full year sales of $177 million increased $18 million from prior year, while operating income of $33 million was $26 million above 2009 results.
In the Eastern region, fourth quarter and full year sales declined from the prior year periods as higher prices were more than offset by lower volumes as thinnings returned to more normalized levels. Fourth quarter operating income was consistent with the prior year period, while full year operating income improved from 2009 reflecting higher margins.
In the Western region, fourth quarter and full year sales and operating income improved from prior year periods primarily due to higher prices driven largely by stronger export demand. The price improvement was somewhat offset by a decline in volumes and increased logging costs.
Real Estate
Fourth quarter sales of $5 million were $6 million below last year and operating income of $1 million was $4 million lower than 2009 reflecting lower rural sales volumes due to timing.
Full year sales and operating income of $96 million and $53 million were $5 million and $3 million below the prior year results, respectively, primarily due to a decline in rural prices reflecting a change in geographic mix. A decline in non-strategic timberland acres sold was mostly offset by an increase in average price per acre due to location and site characteristics.
Performance Fibers
Fourth quarter sales of $233 million were $8 million below 2009, while operating income of $62 million was $4 million above the prior year period. Price increases in cellulose specialties and absorbent materials were more than offset by lower volumes due to the timing of customer orders, and absorbent materials production issues. The improvement in operating income reflects a favorable shift in cellulose specialties sales mix offset in part by an increase in wood, chemical and transportation costs.
Full year sales of $881 million were $42 million above 2009, while operating income of $214 million increased $31 million. Cellulose specialties sales improved due to increased volume and price. Absorbent materials sales also increased as higher prices more than offset lower volumes. Full year costs were higher in 2010 mainly due to an increase in wood, chemical and transportation costs.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Other Items
Excluding special items, 2, 3 corporate and other expenses were $12 million for the quarter and $33 million for full year 2010, compared to $10 million and $28 million for the prior year periods, respectively. The 2010 periods include a $3 million accrual for increased future environmental costs associated with closed facilities. Full year 2010 also reflects an increase in incentive compensation accruals. Interest and other expenses declined $1 million for both the quarter and year compared to the prior year periods primarily due to lower average net debt balances and interest rates. Fourth quarter 2009 also included a $1 million favorable IRS interest claim.
The fourth quarter effective tax rate was a benefit of 33.7 percent compared to an expense of 9.0 percent in 2009, while the full year rate declined to 6.5 percent from 12.9 percent. The significant decline in 2010 reflects the benefit of the $24 million cellulosic biofuel producer credit.1
Excluding special items, fourth quarter effective tax rates were 21.3 percent in 2010 and 23.9 percent in 2009. For the year, the effective tax rate was 17.6 percent, down from 22.1 percent in 2009. The lower rates in 2010 were due to proportionately higher earnings from the REIT.
Outlook
“We are encouraged by the improvement in our key markets,” said Thomas. “For 2011, we expect Timber results to improve somewhat, reflecting continued export demand for sawlogs from our Washington property and strong pulpwood demand in the Southeast. We anticipate greater buyer interest in our rural and conservation properties, although substantially lower non-strategic land sales will likely reduce the total contribution from Real Estate. In Performance Fibers, strong demand for cellulose specialties is driving significant price increases and our expectation of another record year, as we continue to run at full capacity to meet our customers' needs.”

“Overall, we anticipate EPS of $2.50 to $2.70 per share, an increase of 10 to 20 percent above 2010 pro forma amounts. We expect CAD to range between $260 million and $280 million, well above our dividend level. With strong operating cash flows, low leverage and ample liquidity, we will continue to grow our businesses and effectively allocate our strategic capital,” Thomas concluded.

Further Information
A conference call will be held on Tuesday, January 25, 2011 at 2 p.m. EST to discuss these results. Supplemental materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. A replay of this webcast will be available on the company's website shortly after the call.
Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

1 In 2010, the Internal Revenue Service (IRS) issued a memorandum which concluded that black liquor burned during calendar year 2009 qualifies for the cellulosic biofuel producer credit. As a result, Rayonier recognized a $24 million tax benefit in the fourth quarter of 2010, a $0.29 and $0.30 increase to earnings per share for the quarter and year, respectively.
2 For 2009, Rayonier was eligible for a tax credit equal to 50 cents per gallon of black liquor burned as an alternative fuel mixture at its Performance Fibers mills. Operating income for the fourth quarter and full year of 2009 included $63 million and $205 million, respectively, relating to the alternative fuel mixture credit.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

3 Net income for full year 2010 included a first quarter gain of $12 million, or 14 cents per share, from the sale of a portion of the Company's interest in its New Zealand joint venture.

4 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.4 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; changes in tax laws that could reduce the benefits associated with REIT status; and potential legal challenges that could reduce the benefits associated with the alternative fuel mixture credit and the cellulosic biofuel producer credit discussed in this document.
In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.
# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2010 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Sales	$315.3	$377.5	$309.8	$1,315.2	$1,168.6
Costs and expenses
Cost of sales	245.1	269.2	241.9	990.1	914.8
Selling and general expenses	17.8	17.1	17.7	67.1	62.6
Other operating income, net (a)	(4.3)	(0.9)	(70.7)	(24.0)	(218.3)
Operating income (a)	56.7	92.1	120.9	282.0	409.5
Interest expense	(12.8)	(12.9)	(14.8)	(50.5)	(52.5)
Interest and other income, net	0.4	0.3	1.2	1.3	1.8
Income before taxes	44.3	79.5	107.3	232.8	358.8
Income tax benefit (expense) (b)	14.9	(16.6)	(9.6)	(15.2)	(46.3)
Net income	$59.2	$62.9	$97.7	$217.6	$312.5
Income per Common Share:
Basic
Net Income	$0.73	$0.78	$1.23	$2.71	$3.95
Diluted
Net Income	$0.72	$0.77	$1.21	$2.68	$3.91
Pro forma net income (c)	$0.43	$0.77	$0.42	$2.24	$1.50
Weighted average Common
Shares used for determining
Basic EPS	80,522,519	80,262,781	79,337,212	80,160,183	79,052,479
Diluted EPS	81,787,560	81,470,749	80,450,741	81,245,574	80,020,300

(a) The year ended December 31, 2010 includes a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture. The three months and year ended December 31, 2009, include a benefit of $63.5 million and $205.2 million, respectively, for the alternative fuel mixture credit (AFMC).

(b) Includes $24.3 million for the cellulosic biofuel producer credit (CBPC) for the three months and year ended December 31, 2010.

(c) For the three months ended December 31, 2010, pro forma net income excludes a gain of $0.29 per share for the CBPC. For the year ended December 31, 2010, pro forma net income excludes $0.30 per share for the CBPC and $0.14 per share from the sale of a portion of the New Zealand joint venture interest. For the three months and year ended December 31, 2009, pro forma net income excludes earnings for the AFMC of $0.79 per share and $2.41 per share, respectively. Pro forma net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

RAYONIER
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
December 31, 2010 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$349.5	$75.0
AFMC receivable, net	—	192.4
Other current assets	259.7	242.3
Timber and timberlands, net of depletion and amortization	1,137.9	1,188.6
Property, plant and equipment	1,506.7	1,427.1
Less - accumulated depreciation	(1,121.4)	(1,082.2)
Net property, plant and equipment	385.3	344.9
Investment in New Zealand JV	68.5	51.0
Other assets	164.4	158.7
	$2,365.3	$2,252.9
Liabilities and Shareholders' Equity
Current liabilities	$245.7	$175.1
Long-term debt	675.1	695.0
Non-current liabilities for dispositions and discontinued operations	81.7	87.9
Other non-current liabilities	110.8	148.7
Shareholders' equity	1,252.0	1,146.2
	$2,365.3	$2,252.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2010	2009
Cash provided by operating activities:
Net income	$217.6	$312.5
Depreciation, depletion, amortization	143.4	158.4
Non-cash basis of real estate sold	6.7	7.6
Other items to reconcile net income to cash provided by operating activities	32.7	24.5
Changes in working capital and other assets and liabilities (a)	95.0	(195.7)
	495.4	307.3
Cash used for investing activities:
Capital expenditures	(138.4)	(91.7)
Purchase of timberlands	(5.4)	—
Change in restricted cash	(8.2)	1.4
Other	9.3	(2.4)
	(142.7)	(92.7)
Cash used for financing activities:
Borrowings of debt, net of repayments and issuance costs	59.8	(44.8)
Dividends paid	(163.7)	(158.2)
Issuance of common shares	26.3	11.1
Repurchase of common shares	(6.0)	(1.4)
Excess tax benefits from equity-based compensation	5.4	2.7
Purchase of exchangeable note hedge	—	(23.5)
Proceeds from issuance of warrant	—	12.5
	(78.2)	(201.6)
Effect of exchange rate changes on cash	—	0.3
Cash and cash equivalents:
Change in cash and cash equivalents	274.5	13.3
Balance, beginning of year	75.0	61.7
Balance, end of year	$349.5	$75.0
(a)    Includes $189.1 million of working capital decreases and $193.2 million of working capital increases for the AFMC for December 31, 2010 and December 31, 2009, respectively.

B

RAYONIER
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
December 31, 2010 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Sales
Timber	$33.7	$47.3	$34.2	$177.1	$159.2
Real Estate	5.2	45.2	11.0	96.1	101.0
Performance Fibers
Cellulose specialties	179.0	186.7	193.9	685.6	658.4
Absorbent materials	54.0	59.6	47.3	195.4	180.4
Total Performance Fibers	233.0	246.3	241.2	881.0	838.8
Wood Products	15.6	14.7	13.0	67.8	50.6
Other Operations	29.2	25.4	15.1	102.0	38.2
Intersegment Eliminations	(1.4)	(1.4)	(4.7)	(8.8)	(19.2)
Total sales	$315.3	$377.5	$309.8	$1,315.2	$1,168.6

Pro forma operating income/(loss) (a)
Timber	$6.9	$9.2	$7.3	$32.9	$6.5
Real Estate	1.1	30.8	4.7	53.4	56.1
Performance Fibers	62.3	62.3	58.6	214.4	183.6
Wood Products	(1.8)	(1.4)	(2.8)	1.2	(10.9)
Other Operations	0.3	(0.8)	(0.4)	0.8	(3.1)
Corporate and other (a)	(12.1)	(8.0)	(10.0)	(33.1)	(27.9)
Pro forma operating income (a)	$56.7	$92.1	$57.4	$269.6	$204.3

(a) For the year ended December 31, 2010, Corporate and other excludes a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture. Additionally, for the three months and year ended December 31, 2009, Corporate and other excludes $63.5 million and $205.2 million, respectively, of operating income related to the AFMC. Pro forma operating income is a non-GAAP measure. See Schedule D for a reconciliation.

C

RAYONIER
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2010 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Year Ended
	December 31,	December 31,
	2010	2009
Cash provided by operating activities	$495.4	$307.3
Capital expenditures (b)	(138.4)	(91.7)
Change in committed cash	12.2	17.0
Excess tax benefits on stock-based compensation	5.4	2.7
Other	9.4	(2.4)
Cash Available for Distribution	$384.0	$232.9

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and for strategic acquisitions net of associated financing. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital spending excludes strategic acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	December 31, 2010		September 30, 2010		December 31, 2009
		Per Diluted Share		Per Diluted Share		Per Diluted Share
	$		$		$
Operating Income	$56.7		$92.1		$120.9
Alternative Fuel Mixture Credit	—		—		(63.5)
Pro Forma Operating Income	$56.7		$92.1		$57.4

Net Income	$59.2	$0.72	$62.9	$0.77	$97.7	$1.21
Alternative Fuel Mixture Credit	—	—	—	—	(64.3)	(0.79)
Cellulosic Biofuel Producer Credit	(24.3)	(0.29)	—	—	—	—
Pro Forma Net Income	$34.9	$0.43	$62.9	$0.77	$33.4	$0.42

			Year Ended
			December 31, 2010		December 31, 2009

			$	Per Diluted Share	$	Per Diluted Share
Operating Income			$282.0		$409.5
Gain on sale of a portion of New Zealand JV interest			(12.4)		—
Alternative Fuel Mixture Credit			—		(205.2)
Pro Forma Operating Income			$269.6		$204.3

Net Income			$217.6	$2.68	$312.5	$3.91
Gain on sale of a portion of New Zealand JV interest			(11.5)	(0.14)	—	—
Cellulosic Biofuel Producer Credit			(24.3)	(0.30)	—	—
Alternative Fuel Mixture Credit			—	—	(192.8)	(2.41)
Pro Forma Net Income			$181.8	$2.24	$119.7	$1.50

D